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                                                                    EXHIBIT 99.4

No. of Shares_________________                       Date of Grant______________

                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

          Nonqualified Stock Option Agreement to Acquire FelCor Shares

         WHEREAS, [INSERT OPTIONEE'S NAME] (the "Optionee") was issued an option under the Bristol Hotel Company Stock Option Plan For Non-Employee Directors ("Prior Plan") prior to July 27, 1998 ("Prior Option") to acquire shares of common stock of Bristol Hotel Company ("Prior Shares"); and

         WHEREAS, this nonqualified stock option ("Option") has been issued, effective July 28, 1998, under the second amendment and restatement of the Prior Plan as the FelCor Lodging Trust Incorporated Amended and Restated Stock Option Plan for Non-Employee Directors ("Plan"), which amendment and restatement was effective July 27, 1998 and was effected primarily to reflect and to take into account the Spin-Off of Bristol Hotels & Resorts ("BHR"), and the Merger of Bristol Hotel Company ("Bristol") into FelCor Lodging Trust Incorporated (the "Corporation") (BHR or the Corporation being sometimes referred to herein as the "Successor", and Bristol, BHR and the Corporation sometimes, collectively, referred as the "Group" ) and the resulting conversion of Prior Shares into BHR Common Stock and FelCor Common Stock; and

         WHEREAS, all references hereunder which relate to the Optionee's current status (or cessation of such status) as a director shall be references to his current status (or cessation) as a director of whichever of the Group on whose board he serves (or last served) at the time of reference.

         WHEREAS, this Option is subject to the terms and conditions of the Plan (including, without limitation, all definitions), all of which terms and conditions are incorporated herein by reference; and

         WHEREAS, this Option is a continuation and replacement of the Prior Option with respect to the portion of the Prior Option which related to the acquisition of FelCor Common Stock ("Common Stock") and, to that extent, the Prior Option is null and void as of July 28, 1998; and

         WHEREAS, although this Option is a replacement and continuation of a portion of the Prior Option, for convenience, and in order to simplify the provisions of this Option, it is prepared in the form of a new option issued under the Plan; and

         WHEREAS, this Option is intended to be a nonqualified stock option.

         NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Corporation hereby grants to the Optionee this nonqualified stock option (the "Option") to purchase _______ shares of Common Stock, par value $0.01 per share ("Common Stock"), of the Corporation at a price equal to $______ per share (the "Option Price"), payable upon exercise of the Option, and agrees to cause certificates representing any shares of Common Stock purchased hereunder to be delivered to the Optionee upon full payment of the Option Price, subject to the terms and conditions hereinafter set forth.




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         1. Vesting of Option. The Option will vest and become exercisable as follows:

                  (a) Subject to subsection (b) of this Section 1, the Option, until terminated as provided in Section 3 hereof, shall become exercisable to the extent of 100% of the shares of Common Stock subject thereto after the Optionee has continuously served as a director of the Group through the date of the first annual meeting of the stockholders of the applicable member of the Group following the Date of Grant.

                  (b) If the Optionee ceases to be a director of the Group by reason of death or Disability (as defined below), the portion of the Option that would have otherwise become exercisable had the Optionee continuously served as a director through the date of the applicable Group member's annual meeting of stockholders immediately following such death or Disability shall, notwithstanding subsection (a) of this
         Section 1, become immediately exercisable in full. For purposes of this Agreement, "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Optionee shall not be considered to be subject to a Disability until he furnishes a certification from a practicing physician in good standing to the effect that he meets the criteria described in this definition of "Disability."

         2. Payment of Option Price. The Option Price will be payable (i) in cash or by check acceptable to the Corporation, (ii) by transfer to the Corporation of shares of Common Stock which have been owned by the Optionee for more than six months prior to the date of exercise and which have a Market Value (as defined below) on the date of exercise equal to the Option Price, or (iii) by a combination of such methods of payment. The requirement of payment in cash shall be deemed satisfied if the Optionee shall have made arrangements satisfactory to the Corporation with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of shares of Common Stock being purchased so that the net proceeds of the sale transaction will at least equal the Option Price of the Common Stock being purchased, and pursuant to which the broker undertakes to deliver the full Option Price of the Common Stock being purchased to the Corporation not later than the date on which the sale transaction will settle in the ordinary course of business. For purposes of this Agreement, "Market Value" as of a given date means the greater of (A) the stated par value of the Common Stock or (B) the closing sale price per share of Common Stock as reported on the Composite Tape of the New York Stock Exchange on such date. If there are no transactions in shares of Common Stock on such date, the Market Value shall be determined as of the immediately preceding date on which there were transactions in Common Stock.

         3. Termination of Option. The Option will terminate on the earliest to occur of:

                  (a) Three months following the effective date of the Optionee's Termination of Service (as defined below), if such Termination of Service results other than from the Optionee's death or Disability;

                  (b) One year following the effective date of the Optionee's Termination of Service, if such Termination of Service results from the Optionee's death or Disability; or


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                  (c) [INSERT DATE OF EXPIRATION].For purposes of this
         Agreement, "Termination of Service" means the time at which the Optionee ceases to serve as a director of the Successor for any reason, with or without cause, which includes termination by resignation, removal, death or retirement.

         4. Transferability and Exercisability. The Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution. During the Optionee's lifetime, the Option will be exercisable only by the Optionee or, in the event of the Optionee's incapacity, including incapacity arising from a Disability, by the Optionee's guardian or legal representative acting in a fiduciary capacity.

         5. Compliance with Law. The Option will not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and the Corporation will use reasonable efforts to comply with all such securities laws.

         6. Adjustments. The Committee (as defined in the Plan) may make or provide for such adjustments in the number of shares of Common Stock covered by the Option, the Option Price and the kind of shares (including shares of another issuer) covered thereby as the Committee in good faith determines to be equitably required to prevent dilution or expansion of the rights of the Optionee that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

         7. Withholding Taxes. If the Corporation is required to withhold any federal, state, local or foreign tax in connection with any exercise of the Option or other event contemplated hereby, the Optionee will pay the tax or make provisions that are satisfactory to the Corporation for the payment therefor. The Optionee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Corporation a portion of the Common Stock that is issued or transferred to the Optionee upon the exercise of the Option, and the Common Stock so surrendered by the Optionee will be credited against any such withholding obligation at the Market Value of such shares on the date of such surrender; provided, however, that such election will be subject to approval by the Committee and all of the applicable conditions of Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended.

         8. Amendment. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may adversely affect the number of shares of Common Stock to which the Option relates, the Option Price, the vesting schedule hereunder or the term of the Option without the Optionee's consent.

         9. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provision hereof will continue to be valid and fully enforceable.


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         10. Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

         This Agreement is executed as of this ___ day of _________, 1998, to be effective as of the Date of Grant as a replacement and continuation of the portion of the Prior Option which, as redenominated, related to Common Stock.


                                            FELCOR LODGING TRUST INCORPORATED,


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                                            Thomas J. Corcoran, Jr.
                                            President and C.E.O.


         The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement, and accepts the Option granted hereunder subject to the terms and conditions hereinabove, and hereafter, set forth and, without limitation, acknowledges and agrees that the portion of the Prior Option which related to FelCor Common Stock is null, void and of no effect as of July 28, 1998.

         The undersigned Optionee further (a) represents that it is his intention that all shares of Common Stock or other securities purchased by him hereunder will be acquired for investment and not with a view to distribution, and (b) agrees that each time such Optionee makes any purchase of shares of Common Stock or other securities pursuant hereto he will, unless and to the extent waived by the Board of Directors, agree with and represent to the Corporation that such shares and securities are then being acquired for investment and not with a view to distribution. The provisions of this paragraph shall not be applicable to an offer for sale or sale of any shares of Common Stock or other securities which at the time of such offer or sale are registered under the Securities Act of 1933, as amended, or which without such registration and apart from the provisions of this paragraph could be offered for sale or sold without violation of such Act. For purposes of this paragraph, the term "Optionee" includes his legatee(s), executor(s) and administrator(s).




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                                            [INSERT DIRECTOR'S NAME]



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